Exhibit 99

CDW Reports Third Quarter 2012 Results

Third quarter 2012 highlights:

  Average Daily Sales up 3.2 percent year-over-year
  Gross margin of 16.5 percent
  Adjusted EBITDA margin of 7.8 percent

VERNON HILLS, Ill.--(BUSINESS WIRE)--November 1, 2012--CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced third quarter 2012 results.

“The power of our balanced portfolio combined with our performance driven culture and cost structure was evident once again as we delivered solid growth and maintained excellent margins against the backdrop of the third quarter’s challenging macroeconomic environment,” said Thomas E. Richards, chief executive officer of CDW.

“Increased average daily sales in the healthcare and government channels more than offset lower sales to education and flat corporate sales. Sales of solutions products that deliver improved return on investment helped offset slower growth of transactional products,” continued Richards. “CDW’s variable cost structure, sales programs focused on gross profit and on-going expense management drove continued strong margins despite pricing pressure in lower order tiers.”

“This quarter’s performance reinforces the strength of our strategy. The steps we are taking to continue our evolution into the leading IT solutions provider in North America serve us well in today’s challenging market and position us for future growth. We remain confident that we will outpace market growth in 2012,” concluded Richards.

For the quarter ended September 30, 2012, average daily sales increased 3.2 percent compared to the quarter ended September 30, 2011. Net sales increased 1.6 percent compared to the third quarter of 2011 reflecting one less selling day in the quarter ended September 30, 2012. Gross profit increased 3.0 percent for the quarter, with a gross profit margin of 16.5 percent versus 16.3 percent in the third quarter of 2011. Adjusted EBITDA increased 2.2 percent and Adjusted EBITDA margin was 7.8 percent of net sales, the same as the third quarter of 2011. Quarter end coworker count for the third quarter of 2012 was 6,922 versus 6,692 at the end of the third quarter of 2011.

Third Quarter of 2012 Highlights:

Total net sales in the third quarter of 2012 were $2.623 billion compared to $2.581 billion in the third quarter of 2011, an increase of 1.6 percent. Average daily sales in the third quarter of 2012 were $41.6 million compared to $40.3 million in the third quarter of 2011, representing a 3.2 percent increase. There were 63 selling days in the third quarter of 2012 versus 64 selling days for the same quarter in 2011.

  Total Corporate segment net sales in the third quarter of 2012 were $1.313 billion compared to $1.330 billion in the third quarter of 2011, representing a 1.3 percent decrease. Corporate average daily sales in the third quarter of 2012 were $20.84 million compared to $20.79 million in the third quarter of 2011, representing an increase of 0.2 percent. Corporate sales performance reflected the quarter’s ongoing macro-economic uncertainty. Average daily sales growth for both Medium/Large and Small Business was less than one percent.
  Total Public segment net sales in the third quarter of 2012 were $1.164 billion compared to $1.123 billion in the third quarter of 2011, representing an increase of 3.6 percent. Public average daily sales in the third quarter of 2012 were $18.5 million compared to $17.5 million in the third quarter of 2011, representing an increase of 5.3 percent. The Public segment was led by continued strong performance from CDW’s Healthcare and Government customer channels.
  Total “Other” segment net sales, comprised of CDW’s Canadian operations and Advanced Services business, rose 14.6 percent in the third quarter of 2012 to $146.8 million compared to $128.0 million in the third quarter of 2011. Average daily sales for Canada continued to deliver strong growth, up 21 percent in US dollars over the third quarter of 2011.

Gross profit for the third quarter of 2012 was $432.7 million compared to $420.0 million in the third quarter of 2011, representing an increase of 3.0 percent. Gross profit margin was 16.5 percent in the third quarter of 2012, versus 16.3 percent for the same period of 2011, primarily reflecting a higher mix of commission and net service contract revenue.

Total selling and administrative expenses, including advertising expense, were $293.0 million in the third quarter of 2012 compared to $280.3 million in the third quarter of 2011, representing an increase of 4.5 percent. This increase was primarily due to increased advertising and an increase in depreciation, amortization and non-cash equity compensation costs.

Adjusted EBITDA was $204.6 million in the third quarter of 2012 compared to $200.1 million in the third quarter of 2011, representing an increase of 2.2 percent. Third quarter 2012 Adjusted EBITDA margin was flat versus last year’s third quarter at 7.8 percent.

Net Income for the third quarter of 2012 was $38.0 million, up 2.6 percent over the third quarter of 2011 net income of $37.1 million. Interest expense of $76.7 million was 10.3 percent below 2011 third quarter interest expense of $85.5 million. The effective tax rate in the third quarter of 2012 was 39.8 percent versus 32.3 percent for the third quarter of 2011.

First Nine Months of 2012 Highlights:

Total net sales in the first nine months of 2012 were $7.527 billion compared to $7.123 billion in the first nine months of 2011, an increase of 5.7 percent. Average daily sales for the first nine months of 2012 were $39.4 million compared to $37.1 million for the first nine months of 2011, representing a 6.2 percent increase. There were 191 selling days in the first nine months of 2012 versus 192 selling days for the same period in 2011. Gross profit for the first nine months of 2012 was $1.244 billion compared to $1.171 billion in the first nine months of 2011, representing an increase of 6.2 percent.

Total selling and administrative expenses, including advertising expense, were $864.5 million in the first nine months of 2012 compared to $811.6 million in the first nine months of 2011, representing an increase of 6.5 percent. Adjusted EBITDA was $571.6 million in the first nine months of 2012 compared to $543.1 million in the first nine months of 2011, representing an increase of 5.2 percent.

Net Income was $85.7 million for the first nine months of 2012 versus the first nine months of 2011 net loss of $1.9 million. The first nine months of 2011 net loss included a pre-tax $118.9 million charge for debt extinguishment related to the repurchase and refinancing of debt and an associated $19.4 million reduction in interest expense. Interest expense was $232.5 million for the first nine months of 2012, 4.4 percent below interest expense of $243.3 million for the same period in 2011. The effective tax rate for the first nine months of 2012 was 37.9 percent versus a negative effective tax rate for the same period in 2011.

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW’s substantial indebtedness; restrictions imposed by agreements relating to CDW’s indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW’s customers; CDW’s relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW’s vendor partners; substantial competition that could reduce CDW’s market share; the continuing development, maintenance and operation of CDW’s information technology systems; potential breaches of data security; potential failures to comply with public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW’s customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW’s primary facilities or customer data centers; CDW’s dependence on commercial delivery services; CDW’s exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW’s operating results; current and future legal proceedings and audits; and other risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2012 and 2011 are provided in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 32 on Forbes’ list of America’s Largest Private Companies and No. 270 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,900 coworkers. For the trailing twelve months ended September 30, 2012, the company generated net sales of more than $10 billion. For more information, visit www.CDW.com.

A live web cast of CDW’s management discussion of the third quarter of 2012 results will be available at www.cdw.com/investor. The web cast will begin today, November 1, 2012, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change(1)	2012	2011	% Change(2)

Net sales	$2,623.3	$2,581.4	1.6%	$7,527.2	$7,123.1	5.7%
Cost of sales	2,190.6	2,161.4	1.4	6,283.0	5,951.9	5.6

Gross profit	432.7	420.0	3.0	1,244.2	1,171.2	6.2

Selling and administrative expenses	257.0	252.0	2.0	768.1	724.7	6.0
Advertising expense	36.0	28.3	27.1	96.4	86.9	11.0

Income from operations	139.7	139.7	0.0	379.7	359.6	5.6

Interest expense, net	(76.7)	(85.5)	(10.3)	(232.5)	(243.3)	(4.4)
Net loss on extinguishments of long-term debt	-	-	0.0	(9.4)	(118.9)	(92.1)
Other income, net	0.2	0.5	(50.1)	0.2	1.0	(72.4)

Income (loss) before income taxes	63.2	54.7	15.6	138.0	(1.6)	nm*

Income tax expense	(25.2)	(17.6)	42.7	(52.3)	(0.3)	nm*

Net income (loss)	$38.0	$37.1	2.6%	$85.7	$(1.9)	nm* %

* Not meaningful

(1)	There were 63 selling days for the three months ended September 30, 2012, compared to 64 selling days for the same period of 2011. On an average daily basis, net sales increased 3.2%.
(2)	There were 191 selling days for the nine months ended September 30, 2012, compared to 192 selling days for the same period of 2011. On an average daily basis, net sales increased 6.2%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change

Net income (loss)	$38.0	$37.1		$85.7	$(1.9)
Depreciation and amortization	53.4	51.2		159.1	153.6
Income tax expense	25.2	17.6		52.3	0.3
Interest expense, net	76.7	85.5		232.5	243.3
EBITDA	193.3	191.4		529.6	395.3
Adjustments:
Non-cash equity-based compensation	6.5	4.2		18.0	12.3
Sponsor fee	1.3	1.3		3.8	3.8
Consulting and debt-related professional fees	0.1	0.6		0.6	4.7
Net loss on extinguishments of long-term debt	-	-		9.4	118.9
Other adjustments (a)	3.4	2.6		10.2	8.1
Adjusted EBITDA	$204.6	$200.1	2.2%	$571.6	$543.1	5.2%

(a) Other adjustments primarily include certain retention costs.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	September 30,	December 31,	September 30,
	2012	2011	2011
Assets

Current assets:
Cash and cash equivalents	$193.0	$99.9	$25.9
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.9, respectively	1,277.2	1,254.9	1,257.0
Merchandise inventory	346.9	321.7	315.1
Miscellaneous receivables	171.5	143.6	186.1
Deferred income taxes	20.2	24.6	29.3
Prepaid expenses and other	51.2	34.7	48.7
Total current assets	2,060.0	1,879.4	1,862.1

Property and equipment, net	139.3	154.3	147.9
Goodwill	2,209.6	2,208.4	2,207.5
Other intangible assets, net	1,516.9	1,636.0	1,672.8
Deferred financing costs, net	57.7	68.5	71.6
Other assets	1.6	3.0	3.1
Total assets	$5,985.1	$5,949.6	$5,965.0

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable – trade	$691.0	$517.8	$563.1
Accounts payable – inventory financing	234.1	278.7	223.8
Current maturities of long-term debt	-	201.0	-
Accrued expenses and other liabilities	391.1	343.8	385.9
Total current liabilities	1,316.2	1,341.3	1,172.8

Long-term liabilities:
Debt	3,871.2	3,865.0	4,071.0
Deferred income taxes	639.0	692.0	698.3
Other liabilities	60.5	58.6	58.4
Total long-term liabilities	4,570.7	4,615.6	4,827.7

Total shareholders’ equity (deficit)	98.2	(7.3)	(35.5)
Total liabilities and shareholders’ equity (deficit)	$5,985.1	$5,949.6	$5,965.0

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,
				Average Daily
	2012	2011	% Change	% Change(1)
Corporate:
Medium / Large	$1,055.7	$1,070.6	(1.4)%	0.2%
Small Business	257.1	259.7	(1.0)	0.6
Total Corporate	$1,312.8	$1,330.3	(1.3)%	0.2%

Public:
Government	$408.6	$388.1	5.3%	7.0%
Education	394.7	415.7	(5.1)	(3.5)
Healthcare	360.4	319.3	12.9	14.7
Total Public	$1,163.7	$1,123.1	3.6%	5.3%

Other	$146.8	$128.0	14.6%	16.5%

Total Net Sales	$2,623.3	$2,581.4	1.6%	3.2%
(1)	There were 63 selling days for the three months ended September 30, 2012, compared to 64 selling days for the same period of 2011.

	Nine Months Ended September 30,
				Average Daily
	2012	2011	% Change	% Change(2)
Corporate:
Medium / Large	$3,270.0	$3,168.5	3.2%	3.7%
Small Business	800.0	779.5	2.6	3.2
Total Corporate	$4,070.0	$3,948.0	3.1%	3.6%

Public:
Government	$989.2	$916.1	8.0%	8.6%
Education	965.9	973.6	(0.8)	(0.3)
Healthcare	1,066.6	908.5	17.4	18.0
Total Public	$3,021.7	$2,798.2	8.0%	8.6%

Other	$435.5	$376.9	15.5%	16.1%

Total Net Sales	$7,527.2	$7,123.1	5.7%	6.2%
(2)	There were 191 selling days for the nine months ended September 30, 2012, compared to 192 selling days for the same period of 2011.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	September 30,	December 31,	September 30,
	2012	2011	2011

Debt and ABL Revolver Availability
Cash and cash equivalents	$193.0	$99.9	$25.9
Total debt – GAAP basis	$3,871.2	$4,066.0	$4,071.0
Total debt – Term Loan basis(1)	$4,099.8	$4,314.3	$4,260.5
Senior secured debt – Term Loan basis(1)	$1,839.5	$2,048.2	$2,048.9
Outstanding borrowings under ABL Revolver	$-	$-	$5.0
Borrowing base under ABL Revolver (2)	$1,040.0	$1,072.1	$1,048.8
ABL Revolver availability	$667.7	$679.3	$702.6
Cash plus ABL Revolver availability	$860.7	$779.2	$728.5

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.2	2.7	2.9
Maximum allowed senior secured leverage ratio	6.75	7.25	7.5
Total net leverage ratio	5.2	5.9	6.1

Working Capital
Days of sales outstanding (DSO) (3)	41	44	42
Days of supply in inventory (DIO) (3)	14	15	15
Days of purchases outstanding (DPO) (3)	(34)	(32)	(32)
Cash conversion cycle (3)	21	27	25
(1)	As defined under our Term Loan agreement. Includes amounts owed under certain inventory financing agreements and excludes unamortized debt premiums.
(2)	Amount in effect at quarter end.
(3)	Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities	$367.1	$171.5

Cash flows from investing activities	(25.4)	(36.2)

Net change in accounts payable – inventory financing	(44.6)	195.7
Other cash flows from financing activities	(204.7)	(340.6)
Cash flows from financing activities	(249.3)	(144.9)

Effect of exchange rate changes on cash and cash equivalents	0.7	(1.1)
Net increase (decrease) in cash and cash equivalents	93.1	(10.7)
Cash and cash equivalents – beginning of period	99.9	36.6
Cash and cash equivalents – end of period	$193.0	$25.9

Supplementary disclosure of cash flow information:
Interest paid, net, including cash settlements on interest rate swap agreements	$(165.6)	$(196.6)
Taxes (paid) refunded, net	$(81.9)	$41.8

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743
mediarelations@cdw.com